Exhibit 99.1

April 11, 2013

Dear Shareholder:

We formed Global Income Trust, Inc. (the “Company”) with the goal of providing shareholders with income by investing in a diverse portfolio of real estate assets across the globe. As of today, the proceeds of the Company’s equity offering have been invested in nine properties, of which 81 percent are located in the U.S. and 19 percent are located in Germany, based on asset purchase price. The Company’s properties total approximately 1.3 million square feet of leasable space, represent over $120 million in acquisitions, and are currently more than 99 percent leased. Some of the Company’s tenants are FedEx Ground Packaging System, Inc., Mercedes-Benz Financial Services USA, LLC, and Samsonite, LLC.

The Company’s equity offering will end on April 23, 2013, and the Company’s advisor will begin informally exploring strategic liquidity alternatives for consideration by the Company’s Board of Directors (the “Board”). We expect the Board to begin formally considering such options in 2014, but the actual date of any liquidity event may differ significantly and is at the discretion of the Board, subject to the Company’s governing documents.

As we approach the completion of the offering and acquisition phase in the Company’s lifecycle, we have increased our focus on actively managing and optimizing the Company’s portfolio, as well as seeking to further streamline expenses. To this end, on April 10, 2013, the Board determined it was in the best interest of the Company to discontinue its distribution reinvestment plan (“DRP”), effective April 26, 2013. Beginning with the April 2013 monthly distributions, which will be paid in May 2013, participants in the DRP will receive distributions in cash instead of common stock. For IRAs and other qualified accounts, the cash distributions will be remitted to the shareholder’s custodian of record.

The Board has also determined to suspend the Company’s stock redemption plan (“Redemption Plan”), effective April 10, 2013. We anticipate that redemption requests received by the close of business on April 10, 2013, will be paid on or about April 23, 2013, in accordance with the terms and conditions of the Redemption Plan. The Company will not accept or process any redemption requests received after the close of business on April 10, 2013.

Finally, you will soon receive a notice of our Annual Meeting of Stockholders to be held on June 12, 2013, and a proxy statement that describes the matters expected to be acted upon at the meeting. We urge you to review these materials and cast your vote, which is important as the Company begins to explore strategic alternatives for providing liquidity to shareholders.

If you have any questions, please contact your financial advisor or the Client Services department at (866) 650-0650, option 3 and then option 0. Thank you for allowing us to be the stewards of your investment.

Sincerely,

/s/ Andrew A. Hyltin
Andrew A. Hyltin
Chief Executive Officer & President

cc: Financial advisors